TRANSGLOBE ENERGY CORPORATION ANNOUNCES
NEW CONCESSIONS RATIFIED IN EGYPT

TSX: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, October 3, 2013 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) is pleased to announce the ratification of four new Production Sharing Concessions in Egypt. All dollar values are expressed in United States dollars unless otherwise stated.

ARAB REPUBLIC OF EGYPT

NEW CONCESSIONS - EGPC BID ROUND

TransGlobe has received written notice from the Egyptian Government that the four Production Sharing Concessions (“PSCs”) (100% working interest) which were won in the 2011/2012 EGPC bid round have been ratified into Law. It is expected that the new PSCs will be effective following the customary documentation associated with work program guarantees, settlement of signature bonuses and an official signing ceremony which is expected to occur in October.

Mr. Ross Clarkson, President and CEO states: “The approval of the four new PSCs represents a significant milestone in the Company’s continued growth and commitment to Egypt and we are encouraged that the current Egyptian Government is demonstrating its commitment to follow through on its stated objective to facilitate increased investment in oil and gas exploration and development in Egypt. The four new PSCs will increase the Company’s land position in Egypt by 160% to 1.3 million acres and will provide continued growth opportunities to the Company for many years to come.”

North West Gharib, Arab Republic of Egypt (100% WI)

The Company's primary objective was obtaining the 655 square kilometer (162,000 acre) North West Gharib PSC which surrounds and immediately offsets the Company's core West Gharib/West Bakr producing PSCs (~45,000 acres). At North West Gharib the Company expects to commence drilling in the first half of 2014. The Company has identified more than 79 drilling locations based on existing well and seismic data for the area. The Company intends to identify additional exploration targets by acquiring 3-D seismic data on portions of the lands not currently covered by 3-D seismic.

South West Gharib, Arab Republic of Egypt (100% WI)

The 195 square kilometer (48,000 acre) South West Gharib PSC is located immediately south of the North West Gharib concession. The Company will acquire 3-D seismic over the entire concession prior to drilling exploration wells in the first exploration phase.

South East Gharib, Arab Republic of Egypt (100% WI)

The 508 square kilometer (125,000 acre) South East Gharib PSC is located immediately south of the South West Gharib concession. The Company will acquire extensive 2-D and 3-D seismic over this area prior to drilling exploration wells in the first exploration phase.

South Ghazalat, Arab Republic of Egypt (100% WI)

The 1,883 square kilometer (465,000 acre) South Ghazalat PSC is located immediately to the west of our recently announced Jurassic gas/condensate and Cretaceous oil discovery at North Dabaa 1X in the East Ghazalat PSC. The Company will acquire extensive 3D seismic over this area prior to drilling exploration wells in the first exploration phase.

TransGlobe Energy Corporation is a Calgary-based, growth-oriented oil and gas exploration and development company focused on the Middle East/North Africa region with production operations in the Arab Republic of Egypt and the Republic of Yemen. TransGlobe’s common shares trade on the Toronto Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA. TransGlobe’s convertible debentures trade on the Toronto Stock Exchange under the symbol TGL.DB.

Cautionary Statement to Investors:
This news release may include certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to possible future events. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Although TransGlobe’s forward-looking statements are based on the beliefs, expectations, opinions and assumptions of the Company’s management on the date the statements are made, such statements are inherently uncertain and provide no guarantee of future performance. Actual results may differ materially from TransGlobe’s expectations as reflected in such forward-looking statements as a result of various factors, many of which are beyond the control of the Company. These factors include, but are not limited to, unforeseen changes in the rate of production from TransGlobe’s oil and gas properties, changes in price of crude oil and natural gas, adverse technical factors associated with exploration, development, production or transportation of TransGlobe’s crude oil and natural gas reserves, changes or disruptions in the political or fiscal regimes in TransGlobe’s areas of activity, changes in tax, energy or other laws or regulations, changes in significant capital expenditures, delays or disruptions in production due to shortages of skilled manpower, equipment or materials, economic fluctuations, and other factors beyond the Company’s control. TransGlobe does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, other than as required by law, and investors should not attribute undue certainty to, or place undue reliance on, any forward-looking statements. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.gov/edgar.shtml for further, more detailed information concerning these matters.

For further information, please contact: Investor Relations Scott Koyich Telephone: 403.264.9888 Email: investor.relations@trans-globe.com Web site: http://www.trans-globe.com

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